EXHIBIT 21.1


                       SUBSIDIARIES OF RIMAGE CORPORATION


Name                              Jurisdiction of Incorporation    Percent Owned
----                              -----------------------------    -------------


Cedar Technologies, Inc.              Minnesota                      100.0%

Media Systems Technology, Inc.
(Inactive)                            California                      86.8%

Rimage Europe GmbH                    Germany                        100.0%